Exhibit 10.5

EXECUTION COPY

***Text Omitted and Filed Separately with the Securities and Exchange Commission

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Foundation Medicine/Roche

Binding Term Sheet for an In Vitro Diagnostics Collaboration

This summary of terms (this “Binding Term Sheet”) between Foundation Medicine, Inc. (“FMI”) and F. Hoffmann-La Roche Ltd (“Roche”) (each a “Party,” and collectively the “Parties”), sets forth certain terms and conditions relating to an in vitro diagnostics (“IVD”) collaboration between the Parties (“IVD Collaboration”), which will include transactions regarding the worldwide development and commercialization of IVD versions of FMI’s products and services.

It is expressly agreed that this Binding Term Sheet shall be binding upon the Parties as of the Effective Date and shall only be superseded if the Parties execute a more definitive agreement (“Definitive Agreement”) reflecting additional detail with respect to the terms and conditions set forth herein, as well as any other terms and conditions as the Parties may mutually agree. The completion and execution of the Definitive Agreement shall be subject to the approval of the management and/or Boards of Directors of both Parties, as applicable.

Capitalized terms used herein shall have the meanings provided above or as defined below.

Affiliates	The Parties recognize that Roche operates as a network of affiliated companies. Accordingly, the Definitive Agreement may be entered into by one or more Roche affiliates and Roche’s rights and obligations under the Definitive Agreement may be performed by or extended to multiple Roche affiliates. Roche shall ensure that each such Roche affiliate complies with the terms and conditions of the Definitive Agreement. For the avoidance of doubt, Roche and FMI are not an affiliate of one another for purposes of this Binding Term Sheet.

Confidentiality	The terms and conditions of this Binding Term Sheet, as well as any Information (as defined in the confidentiality agreement entered into by a Roche affiliate and FMI on June 9, 2014 (the “Existing CDA”)) disclosed by one Party to the other Party in connection with the transactions contemplated by this Binding Term Sheet and negotiations related thereto are subject to the Existing CDA.

Binding Term Sheet Term and Termination	This Binding Term Sheet shall commence on the Effective Date and remain in full force and effect until terminated by mutual written agreement duly executed by the Parties (the “Binding Term Sheet

Term”). The terms and conditions set forth in the sections entitled “Confidentiality”, “Roche MFN” and “Miscellaneous” shall survive any termination of this Binding Term Sheet. For purposes of this Binding Term Sheet, “Effective Date” shall have the meaning set forth in the Collaboration Agreement.

Efforts to Negotiate and Enter into Agreement

The Parties will use commercially reasonable efforts to (i) negotiate, in good faith, the terms of the Definitive Agreement, which shall reflect additional detail with respect to the terms and conditions set forth in this Binding Term Sheet, as well as any other terms and conditions as the Parties may mutually agree, and (ii) enter into such Definitive Agreement as soon as practicable after the Effective Date, but no later than one (1) year after the closing of a series of transactions between the Parties and/or their respective affiliates entered contemporaneously on the Effective Date (which period may be extended by mutual written agreement of the Parties).

In addition to the foregoing, FMI shall […***…] if Roche so requests, enter into the Definitive Agreement with Roche no later than […***…] thereafter on the terms set forth herein, including any terms required by the terms and conditions set forth in the section entitled “Roche MFN”. If FMI and Roche are unable to agree to any additional terms of such Definitive Agreement within such […***…] period, then the Parties shall refer such dispute to the JMC (as defined below), which shall have […***…] to resolve such dispute by consensus. If there are any matters not resolved by the JMC within such […***…] period, then the Parties shall each select and agree upon a mutually acceptable independent third party expert who is neutral, disinterested and impartial, and has significant relevant experience in the development and commercialization of diagnostic products (each, an “Expert”). Each Expert shall within […***…] select a third Expert to form a panel of three (3) Experts (“Panel”). The date on which such Panel is selected will be the “Arbitration Commencement Date.” Each Party shall within […***…] following the Arbitration Commencement Date prepare and deliver to both the Panel and the other Party its proposed terms that have not been agreed (collectively, the “Arbitration Offer”) to resolve the disputed matter and a memorandum (the “Supporting Memorandum”) in support thereof; provided that such Arbitration Offer shall be on the same or substantially similar terms as the last offer made by such Party to the other Party during the initial […***…] period. The Panel will also be provided with a copy of this Binding Term Sheet and any agreements that are relevant to interpretation of the terms and conditions set forth in the section entitled “Roche MFN”. Within

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[…***…] after receipt of the other Party’s Supporting Memorandum, each Party may submit to the Panel (with a copy to the other Party) a rebuttal to the other Party’s Supporting Memorandum (a “Rebuttal”), which may include a revision, marked to show changes, of either Party’s proposed terms. Neither Party may have communications (either written or oral) with the Panel other than for the sole purpose of engaging the Panel or as expressly permitted in this section. Within […***…] after the Panel’s receipt of each Party’s Rebuttal (or the expiration of the period for the Parties to submit a Rebuttal, if earlier), the Panel will select, between the proposals provided by the Parties, the proposal that the Panel believes most accurately reflects an equitable result for FMI and Roche based on the requirements of this Binding Term Sheet (the “Selected Terms”). The Panel shall not have the authority to modify a proposal initially submitted by a Party. The decision of the Panel shall be the sole, exclusive and binding remedy and the Selected Terms shall automatically become incorporated into the Definitive Agreement and such Definitive Agreement shall automatically become a binding and enforceable agreement between the Parties. The Panel will have reasonable discretion to request additional information, hold a hearing, and extend the time frame for reaching a decision regarding the dispute at issue. The Panel’s fees and expenses will be paid by the Party whose proposal is not selected by the Panel. Each Party will bear and pay its own expenses incurred in connection with any proceedings under this section.

Diligence	The Parties will exercise commercially reasonable efforts in performing their obligations under the IVD Collaboration, including in connection with the evaluation of proposals to develop and commercialize IVD Kit Products (as defined below).

Governance; Dispute Resolution	The responsibilities of the Joint Research and Development Committee (“JRDC”) and Joint Management Committee (“JMC”) established by the Collaboration Agreement (as defined below) shall be extended to apply to the IVD Collaboration. In furtherance of the foregoing, the provisions of Article 6 of the Collaboration Agreement are incorporated herein and shall apply mutatis mutandis; provided that Sections 6.1.2, 6.1.5.1, 6.1.5.2, 6.1.7, 6.3, and 6.7 shall not apply to this Binding Term Sheet or any activities under the IVD Collaboration. For the avoidance of doubt, (i) the JRDC’s responsibilities shall include evaluating in good faith proposals to develop and commercialize IVD Kit Products and overseeing the IVD Development Working Group (as defined below), (ii) each of the JRDC and JMC will make decisions related to the IVD Collaboration by consensus of the Parties, (iii) unresolved issues at the

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JRDC will be addressed by the JMC, (iv) unresolved issues at the JMC will be addressed by the CEOs of Roche and FMI (or their designees), and (v) issues not resolved by the CEOs shall be resolved by […***…]. For clarity, for purposes of the foregoing governance and dispute resolution terms and conditions, but subject to the terms and conditions set forth in the section entitled “Roche MFN” below, (a) neither Party may unilaterally exercise deciding authority to compel the other Party to pursue development and commercialization of any IVD Kit Product (including any Roche IVD Kit Product), and (b) any such development and commercialization of any such IVD Kit Product (or Roche IVD Kit Product) under the IVD Collaboration shall require mutual agreement of the Parties.

For the purposes of this Binding Term Sheet, “Collaboration Agreement” means that certain Collaboration Agreement entered into between the Parties concurrently with this Binding Term Sheet relating to the use of FMI’s molecular information platform and the development of immunotherapy, circulating tumor DNA and companion diagnostics platforms.

Working Group

The JRDC shall establish a working group (the “IVD Development Working Group”) to oversee the activities contemplated under each IVD Agreement.

The IVD Development Working Group will make recommendations to the JRDC regarding planned IVD Collaboration activities between Roche and FMI and related budgets. Further authorities might be granted to the IVD Development Working Group by the JRDC.

Definitive Agreement/IVD Agreement Term and Termination	The term of the Definitive Agreement (“Definitive Agreement Term”) shall be a period commencing on the effective date of the Definitive Agreement and, unless earlier terminated by the Parties in accordance with the terms of the Definitive Agreement, expiring five (5) years from such effective date, unless extended by Roche for additional two (2) year periods of time during any period of time in which the Aggregate Ownership Percentage (as defined in the Investor Rights Agreement) of Roche and its affiliates is at least fifty percent (50.1%) (it being understood that this requirement is subject to Section 4.04 of the Investor Rights Agreement). For purposes of this Binding Term Sheet, the Definitive Agreement and each IVD Agreement, (i) “Transaction Agreement” means that certain Transaction Agreement entered into between Roche and FMI concurrently with the execution of this Binding Term Sheet (as amended from time to time) and (ii) “Investor Rights Agreement” shall have the meaning set forth in the Transaction Agreement.

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Notwithstanding the Definitive Agreement Term, if the Parties execute an agreement specifically governing the development, manufacture, use and commercialization of any IVD Kit Product (defined below) (each such agreement, an “IVD Agreement”), the initial term of each such IVD Agreement with respect to such IVD Kit Product shall be five (5) years (the “Initial IVD Agreement Term”) from the date of execution thereof. Such Initial IVD Agreement Term may be extended by Roche, at its option, for one additional three (3) year period during any period of time in which the Aggregate Ownership Percentage (as defined in the Investor Rights Agreement) of Roche and its affiliates is at least fifty percent (50.1%) (it being understood that this requirement is subject to Section 4.04 of the Investor Rights Agreement)(the Initial IVD Agreement Term and any such extension are together referred to as the “IVD Agreement Term”). For clarity, the IVD Agreement Term shall be determined on an IVD Kit Product-by-IVD Kit Product basis.

For the avoidance of doubt, notwithstanding anything in this Binding Term Sheet to the contrary, if any IVD Kit Product is developed under any IVD Agreement during the applicable IVD Agreement Term, the right of Roche to manufacture, distribute and sell such IVD Kit Product shall continue for as long as such IVD Kit Product is commercialized by or on behalf of Roche or any of its affiliates, subject to applicable ongoing terms established in such IVD Agreement, including the payment of any royalties, milestones and similar payments.

Termination provisions of the Definitive Agreement, including consequences of termination, will be set forth in the Definitive Agreement.

Overview	By entering into the IVD Collaboration, Roche and FMI intend for this Binding Term Sheet and the Definitive Agreement to establish a framework for potential future collaboration(s) to manufacture, distribute and commercialize IVD versions of FMI’s products, services and tests (“IVD Kit Products”). FMI’s products shall mean (i) FMI’s existing products and services (including, but not limited to, FoundationOne® and FoundationOne® Heme) and any and all successor products and services, (ii) any and all products and services developed under the Collaboration Agreement and (iii) any and all other future products or services developed by FMI.

The Parties will work non-exclusively with each other in the development of IVD Kit Products, provided, however, FMI shall work exclusively with Roche with regard to Roche IVD Kit Products (as defined below). For clarity, subject to the terms and conditions of this Binding Term Sheet (including the terms and conditions set forth in the section entitled “Roche MFN”), both Parties are free to explore and execute kit development and commercialization internally or with third parties on other platforms, provided, however, FMI shall not develop internally or with a third party IVD Kit Products for or using any Roche Platform (as defined below) without the prior written consent of Roche.

In furtherance of the foregoing, the rights granted by FMI to Roche under the this Binding Term Sheet, the Definitive Agreement and each IVD Agreement shall be (A) exclusive with respect to (1) Roche IVD Kit Products, (2) Roche Platforms and (3) any IVD Kit Products within any Roche Exclusive Field (collectively, “Roche Exclusive Products”) and (B) otherwise non-exclusive. For the avoidance of doubt, FMI and its affiliates shall work exclusively with Roche in the development and commercialization of Roche Exclusive Products, and neither FMI nor any of its affiliates shall compete with Roche or any of its affiliates with respect to any Roche Exclusive Field. FMI shall not, and shall cause its affiliates not to, grant any third party any rights with respect to any IVD Kit Product that conflict with or otherwise limit any of the rights granted (or contemplated to be granted) to Roche and its affiliates under this Binding Term Sheet, the Definitive Agreement or any IVD Agreement.

For the purposes of this Binding Term Sheet, the Definitive Agreement and each IVD Agreement, (x) “Roche IVD Kit Product” means any IVD Kit Product that utilizes a Roche Platform, (y) “Roche Platform” means any sequencing platform owned or controlled by Roche or any of its affiliates, and (z) “Roche Exclusive Field” means any designated IVD Kit Product field (including disease indication) as the Parties may mutually agree.

Subject to the terms and conditions of this Binding Term Sheet (including the terms and conditions set forth in the section entitled “Roche MFN” and, with respect to FMI, the terms and conditions set forth in the section entitled “Efforts to Negotiate and Enter into Agreement” with respect to the occurrence of a “Trigger Event”), […***…].

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Development of IVD Kit Products, Selection of Sequencing Platform

This Binding Term Sheet and the Definitive Agreement - as a framework agreement - will enable one or more IVD Agreements governing IVD Kit Product development and commercialization to be agreed between the Parties and will govern matters on an IVD Kit Product-by-IVD Kit Product basis.

Any IVD Agreement will contain provisions that:

•   The Parties, through the IVD Development Working Group, will discuss and align on overall strategy, development, and marketing plans for Roche Exclusive Products;

•   Roche will develop Roche Exclusive Products and be the legal manufacturer of such Roche Exclusive Products;

•   Specify […***…] under any such IVD Agreement.

•   Roche […***…] of development for Roche Exclusive Products;

•   Roche will be granted exclusive, sublicensable and assignable rights (including intellectual property rights) to manufacture, use, distribute, sell, offer for sale, import and otherwise commercialize Roche Exclusive Products in the United States and/or outside of the United States;

•   FMI will provide analytical, interpretation, and reporting services for samples processed using Roche Exclusive Products or alternatively will enable Roche to use, directly and on a non-sublicensable basis, FMI’s database for analysis, interpretation, and reporting purposes, and Roche […***…] related to such Roche Exclusive Products, if any;

•   FMI will be entitled […***…] of Roche Exclusive Products;

•   FMI will be entitled […***…] related to Roche Exclusive Products, […***…] of the development of such Roche Exclusive Products;

•   […***…], and

•   Governance provisions will be as set forth above.

Each IVD Agreement shall define additional terms, including a work plan and budget.

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Additional FMI Responsibilities

Research and Platform Development:

FMI will provide genomic analysis, interpretation expertise, and application support in connection with the development of the Roche Platform for use in clinical cancer profiling, on terms to be mutually agreed by the Parties (such activities are hereinafter “FMI Development Obligations”).

Financial Terms	Roche Platform Development: Roche shall control the development of the Roche Platform, […***…] of any FMI Development Obligations.

Roche MFN

FMI acknowledges and agrees that the rights granted and contemplated to be granted to Roche and its affiliates with respect to IVD Kit Products under this Binding Term Sheet, the Definitive Agreement and each IVD Agreement are and shall be, when considered as part of an integrated whole, no less favorable to Roche and its affiliates than any terms and conditions granted by FMI or any of its affiliates to any third party with respect to the development, commercialization or other exploitation of any IVD Kit Product.

If, at any time after the Effective Date, FMI or any of its affiliates enters into any agreement (“Third Party Agreement”) with any third party pursuant to which FMI or any of its affiliates grants such third party any right to develop, commercialize or otherwise exploit any IVD Kit Product and such agreement includes any terms or conditions that are more favorable, when taken as a whole, than those provided to Roche and its affiliates under this Binding Term Sheet, the Definitive Agreement or any IVD Agreement (“More Favorable Provisions”), then FMI shall promptly provide written notice thereof to Roche, and Roche may elect, at its discretion, to receive the benefit of such More Favorable Provisions under the Definitive Agreement and each IVD Agreement, whether then in effect or entered into thereafter (it being understood that, if no Definitive Agreement has been entered into between the Parties at the time such More Favorable Provisions have been provided to any such third party, a Trigger Event shall be deemed to have occurred). Upon any such election by Roche, the Definitive Agreement and each IVD Agreement, as applicable, shall automatically be deemed to have been amended and modified such that, from the date on which any such More Favorable Provisions are first so provided to a third party and thereafter, Roche and its affiliates shall be provided such More

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Favorable Provisions (it being understood that, if Roche elects to accept such More Favorable Provisions with respect to any Definitive Agreement or IVD Agreement in which the Relevant Terms thereof are materially different than the Relevant Terms of the Third Party Agreement, the Parties shall, in good faith, use commercially reasonable efforts to modify such More Favorable Provisions in a manner that accounts for such difference).

For the purposes of this Binding Term Sheet, the Definitive Agreement and each IVD Agreement, “Relevant Terms” means, with respect to any agreement for the development, commercialization or other exploitation of IVD Kit Products, the (i) scope of work to be pursued thereunder, including the type and number of IVD Kit Products to be developed, (ii) geographic scope of such development, commercialization or other exploitation, (iii) […***…] and (iv) […***…].

Notwithstanding anything in this Binding Term Sheet, the Definitive Agreement or any IVD Agreement to the contrary, neither FMI nor any of its affiliates shall take any action designed or intended to evade, frustrate or otherwise circumvent the intent or purpose of this section.

Miscellaneous	This Binding Term Sheet shall be governed by the laws of the State of New York, without regard to the conflicts of law rules of such state. The Parties acknowledge and agree that the United Nations Convention on Contracts for the International Sale of Goods (the Vienna Convention) shall not apply to this Binding Term Sheet. The provisions of Sections 19.2 and 19.3 of the Collaboration Agreement are incorporated herein and shall apply mutatis mutandis. Neither Party shall have the right to assign or otherwise transfer this Binding Term Sheet or any part thereof to any third party without the prior written approval of the other Party, provided that either Party may assign this Binding Term Sheet to any of its affiliates without the approval of the other Party. If any of the provisions of this Binding Term Sheet are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties; provided, however, that the remainder of this Binding Term Sheet will remain in full force and effect to the extent that the material interests of the

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Parties are not affected. Any provision of this Binding Term Sheet may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Binding Term Sheet will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. This Binding Term Sheet, the Collaboration Agreement and the Existing CDA contain the entire understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof. This Binding Term Sheet may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Binding Term Sheet as of the Effective Date.

Foundation Medicine, Inc.

/s/ Steven J. Kafka

Name:	Steven J. Kafka

Title:	Chief Operating Officer

F. Hoffmann-La Roche Ltd

/s/ Christian Hebich		/s/ Roland Diggelmann

Name:	Christian Hebich	Name:	Roland Diggelmann

Title:	Head of Finance/Services Roche Diagnostics	Title:	COO Roche Diagnostics